                                                           OMB APPROVAL
                                                    ---------------------------
                                                    OMB Number:      3235-0145
                                                    Expires:   October 31, 1994
                                                    Estimated average burden
                                                    hours per response: 14.90




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                                 Initial Filing


                                    WESTCORP
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $1.00 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   957907108
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [x] . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        Continued on following page(s))

                             Page  1  of  31  Pages

CUSIP NO.  957907108                13G              PAGE   2   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                              ERNEST S. RADY

                                                     Social Security No. ###-##-####

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G              PAGE   3   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                           EVELYN SHIRLEY RADY

                                                     Social Security No. ###-##-####

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G              PAGE   4   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                     CANADIAN SECURITIES CORPORATION

                                    I.R.S. ID NO.   (No I.R.S. ID No. as it is a Canadian corporation)


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G              PAGE   5   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                          AMERICAN ASSETS, INC.

                                                        I.R.S. ID NO. 95-249-3347


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   CALIFORNIA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G              PAGE   6   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                         AVRETT ENTERPRISES, LTD.

                                     I.R.S ID NO. (No I.R.S. ID No. as it is a Canadian corporation)


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G              PAGE   7   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                         CANPAC ENTERPRISES, LTD.

                                     I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G              PAGE   8   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                      INSURANCE COMPANY OF THE WEST

                                                         I.R.S. ID NO. 95-2769232


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   CALIFORNIA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER

     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G              PAGE   9   OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                          MEMRAD HOLDINGS, LTD.

                                     I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G               PAGE  10  OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                       SILPIT INDUSTRIES CO., LTD.

                                     I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G               PAGE  11  OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                           SORB HOLDINGS, INC.

                                                         I.R.S. ID NO. 33-0013526


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   CALIFORNIA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G               PAGE  12  OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                         SUMMIT RESOURCES LIMITED

                                     I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G               PAGE  13  OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                            UNION ASSETS, LTD.

                                     I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     CANADA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  957907108                13G               PAGE  14  OF  31  PAGES

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                     WESTERN INSURANCE HOLDINGS, INC.

                                                         I.R.S. ID NO. 95-2890041


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]
     3      SEC USE ONLY



     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   CALIFORNIA

         NUMBER OF            5      SOLE VOTING POWER
          SHARES                                                       SEE ITEM 4 OWNERSHIP
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON                                                       SEE ITEM 4 OWNERSHIP
           WITH               8      SHARED DISPOSITIVE POWER


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           SEE ITEM 4 OWNERSHIP

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      Approximately 60.65% (based on 16,221,682 shares outstanding)

    12      TYPE OF REPORTING PERSON*
                                                                    CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.          SECURITY AND ISSUER.

Common Stock, $1.00 par value

WESTCORP
1111 E. Katella Ave.
Orange, CA 92667

ITEM 2.          IDENTITY AND BACKGROUND.

Ernest S. Rady

(a)      Ernest S. Rady
(b)      Mr. Rady's residence address is:
         Ernest S. Rady
         1820 La Jolla Rancho Road
         La Jolla, CA 92037
(c)      Mr. Rady is a Canadian citizen.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Evelyn Shirley Rady

(a)      Evelyn Shirley Rady
(b)      Mrs. Rady's residence address is:
         Evelyn Shirley Rady
         1820 La Jolla Rancho Road
         La Jolla, CA 92037
(c)      Mrs. Rady is a Canadian citizen.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

American Assets, Inc.

(a)      American Assets, Inc.
(b)      The principal business address is:
         American Assets, Inc.
         10140 Campus Point Drive
         San Diego, CA 92121
(c)      California corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Avrett Enterprises, Ltd.

(a)      Avrett Enterprises, Ltd.
(b)      The principal business address is:
         Avrett Enterprises, Ltd.
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7
(c)      Canadian corporation.
(d)      Title of Class of Securities:  Common Stock.





                             Page 15 of  31  Pages

(e)      CUSIP No. 957907108

Canadian Securities Corporation, Ltd.

(a)      Canadian Securities Corporation, Ltd.
(b)      The principal business address is:
         Canadian Securities Corporation, Ltd.
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3
(c)      Canadian corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Canpac Enterprises, Ltd.

(a)      Canpac Enterprises, Ltd.
(b)      The principal business address is:
         Canpac Enterprises, Ltd.
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7
(c)      Canadian corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Insurance Company of the West

(a)      Insurance Company of the West
(b)      The principal business address is:
         Insurance Company of the West
         10140 Campus Point Drive
         San Diego, CA 92121
(c)      California corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Memrad Holdings, Ltd.

(a)      Memrad Holdings, Ltd.
(b)      The principal business address is:
         Memrad Holdings, Ltd.
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3
(c)      Canadian corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108





                             Page 16 of  31  Pages

Silpit Industries Co., Ltd.

(a)      Silpit Industries Co., Ltd.
(b)      The principal business address is:
         Silpit Industries Co., Ltd.
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7
(c)      California corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Sorb Holdings, Inc.

(a)      Sorb Holdings, Inc.
(b)      The principal business address is:
         Sorb Holdings, Inc.
         10140 Campus Point Drive
         San Diego, CA 92121
(c)      Canadian corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Summit Resources Limited

(a)      Summit Resources Limited
(b)      The principal business address is:
         Summit Resources Limited
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5
(c)      Canadian corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Union Assets, Ltd.

(a)      Union Assets, Ltd.
(b)      The principal business address is:
         Union Assets, Ltd.
         203-213 Notre Dame
         Winnipeg, Manitoba
         Canada R3B 1N3
(c)      Canadian corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108





                             Page 17 of  31  Pages

Western Insurance Holdings, Inc.

(a)      Western Insurance Holdings, Inc.
(b)      The principal business address is:
         Western Insurance Holdings, Inc.
         10140 Campus Point Drive
         San Diego, CA 92121
(c)      California corporation.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108


ITEM 3.          NATURE OF PERSON.

         Not Applicable.  Group filing but not under Rule 13d-1(b)(2).

ITEM 4.          OWNERSHIP.

         This filing is for the cumulative share holdings of an affiliated group as of the end of the calendar year 1986, the year in which the Issuer first became a registered issuer under Section 12 of the Securities Exchange Act of 1934. All of the shares held as of the year end were owned by the various entities for at least one year prior to such registration. The various entities named in this Schedule 13G directly or indirectly collectively owned, as of December 31, 1986, 9,838,111 outstanding shares of Common Stock of the Issuer, representing 60.65% of the outstanding shares of Common Stock of the Issuer. Exhibit A attached hereto and incorporated by this reference herein depicts the relationship among the various affiliated companies in the "Rady" group. There is no formal agreement to vote or dispose of the shares of the Issuer in a particular manner. The dispositive and voting power of each of the individuals and companies shown on Schedule A is made independent of the other, except to the extent that Mr. and Mrs. Rady may be shareholders, officers and/or directors of the various companies and in that respect are able to control disposition and voting of the shares of the Issuer owned by each such company.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

         None.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.





                             Page 18 of  31  Pages

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Ernest S. Rady

(a)      Ernest S. Rady
(b)      Mr. Rady's residence address is:
         Ernest S. Rady
         1820 La Jolla Rancho Road
         La Jolla, CA 92037
(c)      Mr. Rady is a Canadian citizen.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

Evelyn Shirley Rady

(a)      Evelyn Shirley Rady
(b)      Mrs. Rady's residence address is:
         Evelyn Shirley Rady
         1820 La Jolla Rancho Road
         La Jolla, CA 92037
(c)      Mrs. Rady is a Canadian citizen.
(d)      Title of Class of Securities:  Common Stock.
(e)      CUSIP No. 957907108

American Assets, Inc.

(a)      American Assets, Inc., a California corporation

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
         Ernest S. Rady                            Chairman, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Jeffrey B. Davis                          President, Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Joanne Torres                             Secretary, Vice President
         10140 Campus Point Drive
         San Diego, CA 92121

         Mark Singerman                            Vice President
         10140 Campus Point Drive
         San Diego, CA 92121





                             Page 19 of  31  Pages

         Allen Garrett                             Vice President
         10140 Campus Point Drive
         San Diego, CA 92121

         Dan E. Cotton                             Chief Financial Officer, Director
         10140 Campus Point Drive
         San Diego, CA 92121

Avrett Enterprises, Ltd.

(a)      Avrett Enterprises, Ltd.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
         Sylvia Silverberg                         President, Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         Evelyn Rady                               Vice President, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Nora Kaufman                              Secretary, Treasurer, Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

Canadian Securities Corporation, Ltd.

(a)      Canadian Securities Corporation, Ltd.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
         Ernest S. Rady                            President, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037


         Morley Blankstein                         Vice President, Director
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3





                             Page 20 of  31  Pages

         Marjorie Blankstein                       Director
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

         Mindel Olenick                            Director
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

         Thomas Z. Olenick                         Secretary, Treasurer
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

         Norman Edwards                            Assistant Secretary
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

Canpac Enterprises, Ltd.

(a)      Canpac Enterprises, Ltd.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
         Ernest S. Rady                            President, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Nora Kaufman                              Vice President, Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         David Kaufman                             Secretary, Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         Evelyn Rady                               Treasurer, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037





                             Page 21 of  31  Pages

Insurance Company of the West

(a)      Insurance Company of the West

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
         Ernest S. Rady                            Chairman of the Board, President, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Richard S. King                           Executive Vice President, Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Michael F. McAuliffe                      Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Bruce N. Moore                            Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Robert A. Nelson                          Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Douglas J. Peacher                        Director
         10140 Campus Point Drive
         San Diego, CA 92121

         James B. Rathbun                          Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Herbert J. Solomon                        Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Bernard M. Feldman                        Executive Vice President
         10140 Campus Point Drive
         San Diego, CA 92121

         H. Michael Freet                          Senior Vice President,
         10140 Campus Point Drive                  Treasurer
         San Diego, CA 92121





                             Page 22 of  31  Pages

         David E. Rodricks, Jr.                    Vice President, Director
         10140 Campus Point Drive
         San Diego, CA 92121

         John L. Hannum                            Senior Vice President
         10140 Campus Point Drive
         San Diego, CA 92121

         James Currie                              Senior Vice President, Director
         10140 Campus Point Drive
         San Diego, CA 92121

         James Austin                              Secretary
         10140 Campus Point Drive
         San Diego, CA 92121

Memrad Holdings, Ltd.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
(a)      Memrad Holdings, Ltd.

         Ernest S. Rady                            President, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Marjorie Blankstein                       Vice President, Director
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

         Morley Blankstein                         Vice President
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

         Mindel Olenick                            Secretary, Treasurer, Director
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

         Thomas Z. Olenick                         Vice President
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3





                             Page 23 of  31  Pages

         Norman Edwards                            Assistant Secretary
         203-213 Notre Dame Avenue
         Winnipeg, Manitoba
         Canada R3B 1N3

Silpit Industries Co., Ltd.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
(a)      Silpit Industries Co., Ltd.

         David S. Kaufman                          President, Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         G.L. Stoddart                             Vice President
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         H. Finkelstein                            Vice President
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         Nora Kaufman                              Secretary, Treasurer, Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         Evelyn Rady                               Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Sylvia Silverberg                         Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7

         Allan Kaufman                             Director
         70 Arthur Street
         Winnipeg, Manitoba
         Canada R3B 1G7





                             Page 24 of  31  Pages

Sorb Holdings, Inc.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
(a)      Sorb Holdings, Inc.

         Ernest S. Rady                            President, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Douglas J. Peacher                        Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Jeffrey B. Davis                          Director
         10140 Campus Point Drive
         San Diego, CA 92121

         Dan E. Cotton                             Secretary, Chief Financial Officer, Director
         10140 Campus Point Drive
         San Diego, CA 92121

Summit Resources Limited

(a)      Summit Resources Limited

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
         Ernest S. Rady                            Chairman of the Board
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Larry B. Krause                           President, Director
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5


         Paul D. Watson                            Vice President, Director
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5





                             Page 25 of  31  Pages

         Hamish A. McGregor                        Director
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5

         Roy McLellan                              Director
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5

         Richard M. Shillington                    Director
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5

         Robert G. Jennings                        Director
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5

         Robert A. Maitland                        Controller
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5

         Jill C. Umbach                            Secretary
         700-340 12th Ave.
         Calgary, Alberta
         Canada T2R 1L5

Union Assets, Ltd.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
(a)      Union Assets, Ltd.

         Ernest S. Rady                            President, Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Mindel Olenick                            Director
         203-213 Notre Dame
         Winnipeg, Manitoba
         Canada R3B 1N3





                             Page 26 of  31  Pages

         Marjorie Blankstein                       Director
         203-213 Notre Dame
         Winnipeg, Manitoba
         Canada R3B 1N3

         Evelyn Rady                               Director
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Morley Blankstein                         Director, Vice President
         203-213 Notre Dame
         Winnipeg, Manitoba
         Canada R3B 1N3

         Norman Edwards                            Assistant Secretary
         203-213 Notre Dame
         Winnipeg, Manitoba
         Canada R3B 1N3

         Duncan J. Jessiman, Q.C.                  Director
         203-213 Notre Dame
         Winnipeg, Manitoba
         Canada R3B 1N3

         Thomas Z. Olenick                         Secretary, Treasurer
         203-213 Notre Dame
         Winnipeg, Manitoba
         Canada R3B 1N3

Western Insurance Holdings, Inc.

         Names and Addresses of Officers           Title
         -------------------------------           -----
         and Directors as of December 31, 1986
         -------------------------------------
         (the end of the filing period)
         ------------------------------
(a)      Western Insurance Holdings, Inc.

         Ernest S. Rady                            Chairman of the Board, President
         1820 La Jolla Rancho Road
         La Jolla, CA 92037

         Richard S. King                           Secretary, Director
         10140 Campus Point Drive
         San Diego, CA 92121

         David E. Rodricks, Jr.                    Vice President, Director
         10140 Campus Point Drive
         San Diego, CA 92121





                             Page 27 of  31  Pages

         H. Michael Freet                          Treasurer, Director
         10140 Campus Point Drive
         San Diego, CA 92121

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10.         CERTIFICATION.

         Not Applicable.  Filing is made under Rule 13d-1(c).





                             Page 28 of  31  Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         Dated:     12/21/95                 /s/   ERNEST S. RADY
                -------------------        ----------------------------------------------------
                                                   Ernest S. Rady



         Dated:     12/21/95                 /s/   EVELYN SHIRLEY RADY
                -------------------        ----------------------------------------------------
                                                   Evelyn Shirley Rady


                                           American Assets, Inc.


         Dated:     12/21/95               By:   /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, Chairman

                                           Avrett Enterprises, Ltd.


         Dated:     12/21/95               By:   /s/  EVELYN RADY
                -------------------            ------------------------------------------------
                                                      Evelyn Rady, Vice President

                                           Canadian Securities Corporation, Ltd.


         Dated:     12/21/95               By:   /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, President

                                           Canpac Enterprises, Ltd.


         Dated:     12/21/95               By:   /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, President


                                           Insurance Company of the West


         Dated:     12/21/95                By:  /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, President





                             Page 29 of  31  Pages

                                           Memrad Holdings, Ltd.


         Dated:     12/21/95               By:   /s/  EVELYN RADY
                -------------------            ------------------------------------------------
                                                      Evelyn Rady, President

                                           Silpit Industries Co., Ltd.


         Dated:     12/21/95               By:   /s/  EVELYN RADY
                -------------------            ------------------------------------------------
                                                      Evelyn Rady, Director

                                           Sorb Holdings, Inc.


         Dated:     12/21/95               By:   /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, President

                                           Summit Resources Limited


         Dated:     12/21/95               By:   /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, Chairman

                                           Union Assets, Ltd.


         Dated:     12/21/95               By:   /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, President

                                           Western Insurance Holdings, Inc.


         Dated:     12/21/95               By:   /s/  ERNEST S. RADY
                -------------------            ------------------------------------------------
                                                      Ernest S. Rady, President





                             Page 30 of  31  Pages

                                   Exhibit A

               Organizational Chart of Rady Entities Beneficially
               Holding Shares in Westcorp as of December 31, 1986

                          --------------------------
                          / Ernest and Evelyn Rady /
                          --------------------------
                                      /
      --------------------------------------------------------
     /  50% C   /         /           /           /           /50% C
   ---          /         /           /           /          ------
   CSC          /         /           /           /          Avrett
   ---          /         /           /           /          ------
     /          1% C      /           /           /           /
     /          /         /           /          25.9% C      / 35.9% C
     / 50.7% C  /         /           /           /           /
     /          /         50% C       /           /           ------
     ------     /         /           /           ----------- Silpit
     Summit ----          /          50% C                    ------
     ------               /           /                       /
     /                    /           /                       / 20.5% C
     /                    /           /                       /
     / 100% P             /           /                       ------
     /                    /           /                       Canpac
  ------- ----------------            /                       ------
  Memrad* ---------------------------------------------            /
  -------                             /               /            /
      / 96% P                         /               /-- 30.95% C / 16.74% C
      /                               /                       /    /
   -------- --------------------------                       ------
   American ------------------------ 52.03% C -------------- Sorb**
   --------                                                  ------
                                                             /
                                                             / 60% C
                                                             /
                                                             --------
                                                             Westcorp
                                                             --------


* Union Assets Ltd. was merged into Memrad Holdings Ltd. effective November 30, 1986.

** Insurance Company of the West and Western Insurance Holdings, Inc. are subsidiaries of Sorb Holdings, Inc. but no longer hold a direct or indirect interest in Westcorp.


                             Page 31 of  31  Pages